Exhibit 10.38
AGREEMENT AND
AMENDMENT NO. 7 TO RESTATED OPERATING AGREEMENT
     This Agreement and Amendment No. 7 (this “Amendment No. 7”) to the Restated Operating Agreement dated October 26, 2004, as amended October 26, 2004, December 10, 2004, February 16, 2006, February 28, 2006, February 14, 2007 and December 28, 2007 (the “Operating Agreement”), of HERITAGE-CRYSTAL CLEAN, LLC, a limited liability company organized pursuant to the Indiana Business Flexibility Act, I.C. §23-18-1, et seq. (the “Company”) is effective as of the ___th day of March, 2008 (the “Amendment No. 7 Effective Date”).
RECITALS:
     WHEREAS, in accordance with Section 13.01 of the Operating Agreement, the Operating Agreement may be amended with the unanimous approval of the Board of Directors of the Company (the “Board”), which unanimous approval of this Amendment No. 7 by the Board has been obtained;
     WHEREAS, the Company has arranged to borrow approximately $11.0 million (the “Loan Proceeds”) to fund cash distributions to the Preferred Members (as defined in the Operating Agreement); and
     WHEREAS, the Company and each of the Members (as defined in the Operating Agreement) hereby wish to adopt this Amendment No. 7 to simplify the capital structure of the Company and to authorize certain other changes and actions described herein.
     NOW, THEREFORE, in consideration of the foregoing and the promises contained herein, the Company and each of the Members hereby agree and unanimously adopt the following agreements and amendments to the Operating Agreement:
1. Special Debt Financed Distribution. Effective as of and contingent upon the occurrence of the Amendment No. 7 Effective Date and the Company’s receipt of the Loan Proceeds, the Company shall make cash distributions to the Preferred Members in the amounts set forth next to their respective names on Schedule A attached hereto (collectively, the “Debt Financed Distributions”).
2. Conversion of Preferred Units. Following the Debt Financed Distributions, the remaining Preferred Units shall convert into 2,434.78 Common Units issued in the amounts set forth on Schedule B attached hereto. Following this conversion the Company shall have no outstanding Preferred Units.
3. Amendments to the Operating Agreement. Effective as of and contingent upon the occurrence of the payment by the Company of the Debt Financed Distributions and the conversion of the Preferred Units in accordance with Sections 1 and 2 of this Amendment No. 7:
     3.1 Schedule I of the Operating Agreement shall be amended and restated in the form attached hereto as Schedule I, and as a result thereof, to reflect the resulting effect on the Sharing Ratios (as defined in the Operating Agreement) and the cancellation of all Preferred Units of the Company; and
     3.2 The first sentence of Section 6.01 of the Operating Agreement shall be amended and restated in its entirety to read as follows:
“The Company has authorized capital of no Preferred Units and Fifteen Thousand (15,000) Common Units, which amounts are subject to increase as provided for in Section 6.06 below.”
     3.3 Section 7.07 of the Operating Agreement shall be amended and restated in its entirety to read as follows:

“To the extent it may legally do so, the Board shall cause the Company to distribute each quarter (or at such time prior to the end of a quarter as approved by the Board in connection with the Company’s initial public offering) to each Member an amount sufficient to pay the federal, state, provincial, and local income tax liability of such Member (or, in the event a Member is an S corporation or a partnership, the tax liability of its shareholders or partners) in respect of any Profits allocated to such Member, determined in accordance with the maximum marginal federal income tax rate applicable to individuals and the maximum marginal state income tax rate applicable to individuals for the state in which any Member is domiciled for state tax purposes which has the highest such maximum marginal rate.”
4. Definitions. Any capitalized term not otherwise defined in this Amendment No. 7 to the Operating Agreement shall have the meaning described in the Operating Agreement.
     In all other respects not inconsistent herewith, the Operating Agreement as previously amended through Amendment No. 5 remains in full force and effect.
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     IN WITNESS WHEREOF, this Agreement and Amendment No. 7 to the Operating Agreement, has been adopted and executed by the Company as of the Amendment No. 7 Effective Date.

HERITAGE-CRYSTAL CLEAN, LLC
By:
Joseph Chalhoub, President

SCHEDULE A
Debt Financed Distributions

Preferred Members	Amount of Debt
Financed Distribution
The Heritage Group	$4,147,545.49
J. Chalhoub Holdings, Ltd.	$1,748,130.55
Gregory Paul Ray Trust	$157,821.05
Fred M. Fehsenfeld, Jr.	$1,299,283.08
Maggie Fehsenfeld Trust	$81,209.53
Frank S. Fehsenfeld Trust	$81,209.53
BRS-HCC Investment Co., Inc.	$1,041,677.38
Ken Price	$64,327.06
D. Brinckman Trust	$2,265,622.19
TOTAL	$10,886,825.86

SCHEDULE B
Converted Preferred Units

Preferred Members	Number of Converted
Preferred Units Issued
The Heritage Group	1,171.350
J. Chalhoub Holdings, Ltd.	493.700
Gregory Paul Ray Trust	44.570
Fred M. Fehsenfeld, Jr.	366.940
Maggie Fehsenfeld Trust	22.930
Frank S. Fehsenfeld Trust	22.930
BRS-HCC Investment Co., Inc.	294.190
Ken Price	18.170
D. Brinckman Trust	—
TOTAL	2,434.78